Exhibit 3.1

Second Amended and Restated Regulations

Cincinnati Bell Inc.
  (as of September 7, 2021)

ARTICLE I

MEETINGS

SECTION 1. ANNUAL MEETING. The annual meeting of shareholders of the corporation shall be held in the fourth month following the close of the corporation’s fiscal year on such date as the board of directors may from time to time determine.

SECTION 2. PLACE OF MEETINGS. All meetings of shareholders shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting.

SECTION 3. QUORUM. At all meetings of shareholders the holders of a majority of the shares issued and outstanding and entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum, but no action required by law, the articles of incorporation of the corporation or the regulations of the corporation to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class, may be authorized or taken by a lesser proportion.

SECTION 4. SPECIAL MEETINGS. Special Meetings of shareholders for any purpose or purposes may be called by the chairman of the board, by the president, by the vice president authorized to exercise the authority of the president in case of the president’s absence, death or disability, by resolution of the directors or by resolution of the holders of not less than one-half of the outstanding voting power of the corporation.

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. NUMBER. The number of directors of the corporation, which shall be not less than nine nor more than seventeen, shall be ten until increased or decreased by the affirmative vote of two-thirds of the whole authorized number of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for the purpose of electing directors. No reduction in the number of directors shall have the effect of shortening the term of any incumbent director.

SECTION 2. ELECTION AND TERM. Except as otherwise provided by law, the articles of incorporation of the corporation or the regulations of the corporation, directors shall be elected at the annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified. The number of directors of the corporation shall be fixed from time to time in accordance with the Regulations and may be increased or decreased as herein provided.

SECTION 3. FAILED DIRECTOR ELECTION/DIRECTOR RESIGNATION. If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors.

SECTION 4. MEETINGS. An organization meeting of the board of directors may be held, without notice, immediately after the annual meeting of shareholders for the purpose of electing officers, creating an executive committee and attending to such other business as may properly come before the meeting. Additional regular meetings shall be held at such times as the board of directors may from time to time determine.

SECTION 5. PLACE OF MEETINGS. All meetings of the board of directors shall be held at such place within or without the State of Ohio as may be designated in the notice of the meeting.

SECTION 6. REMOVAL. Any director may be removed from office, without assigning cause, by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.

SECTION 7. VACANCIES. Any vacancy on the board of directors, whether created by an increase in the number of directors, removal of a director, death or resignation of a director or otherwise, may be filled by the remaining directors, though less than a majority of the whole authorized number of directors, by a majority vote, or by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.

ARTICLE III

RESERVED

ARTICLE IV

OFFICERS

SECTION 1. POWERS AND DUTIES. Subject to such limitations as the board of directors may from time to time prescribe, the officers shall each have such powers and perform such duties as generally pertain to their respective offices and such further powers and duties as may be conferred from time to time by the board of directors or, in the case of all officers other than the chief executive officer, by the chief executive officer. The president shall be the chief executive officer except that whenever a chairman of the board is elected, the board of directors shall designate either the chairman or the president as the chief executive officer.

SECTION 2. BONDS. Any officer or employee may be required to give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the board of directors may from time to time determine. The premium on any such bond or bonds shall be paid by the corporation.

ARTICLE V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify all persons whom it may indemnify pursuant thereto.

ARTICLE VI

CERTIFICATES FOR SHARES

If any certificate for shares of the corporation is lost, stolen or destroyed, a new certificate may be issued upon such terms or under such rules as the board of directors may from time to time determine or adopt.

ARTICLE VII

SEAL

The seal of the corporation shall be in such form as the board of directors may from time to time determine.

ARTICLE VIII

ALTERATION, AMENDMENT OR REPEAL

These regulations may be altered, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose, unless such alteration, amendment or repeal is recommended by the affirmative vote of two-thirds of the whole authorized number of directors, in which case these regulations may be altered, amended or repealed by the affirmative vote of the holders of a majority of the outstanding voting power of the corporation voting as a single class at a meeting of shareholders called for such purpose.

ARTICLE IX

PROXY ACCESS

SECTION 1. INCLUSION OF NOMINEE IN PROXY STATEMENT. Subject to the provisions of this Article IX, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of shareholders:

(A) the names of any person or persons nominated for election (each a “Nominee”), which shall also be included in the corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Article IX (such Eligible Holder or group being a “Nominating Shareholder”);

(B) all disclosure about each Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission (the “SEC”) or other applicable law to be included in the proxy statement;

(C) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 6(B)), if such statement does not exceed 500 words and fully complies with Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and

(D) any other information that the corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Article IX and any solicitation materials or related information with respect to the Nominee.

For purposes of this Article IX, any determinations to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors, and any officer of the corporation designated by the Board of Directors or a committee of the Board of Directors and any such determination shall be final and binding on the corporation, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person, so long as made in good faith (without any further requirements). The chairman of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Article IX and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.

SECTION 2. INCLUSION OF NOMINEE ON BALLOT AND FORM OF PROXY. The name of any Nominee included in the proxy statement pursuant to Section 1 for an annual meeting of shareholders shall be included on any ballot relating to the election of directors distributed at such annual meeting and shall be set forth on a form of proxy (or other format through which the corporation permits proxies to be submitted) distributed by the corporation in connection with election of directors at such annual meeting so as to permit shareholders to vote on the election of such Nominee.

SECTION 3. MAXIMUM NUMBER OF NOMINEES.

(A) The corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Nominees than that number of directors constituting 25% of the total number of directors of the corporation on the last day on which a Nomination Notice may be submitted pursuant to Section 5 (rounded down to the nearest whole number, but not less than one) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy or Nominees of Nominating Shareholders that cease to satisfy the eligibility requirements in this Article IX as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees at any of the preceding three annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 5 below but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(B) If the number of Nominees pursuant to this Article IX for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 5, a Nominating Shareholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of definitive proxy statement, then the nomination shall be disregarded, and the corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

SECTION 4. ELIGIBILITY OF NOMINATING SHAREHOLDER.

(A) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in Section 4 continuously for the relevant three-year period specified in Subsection (B) below or (2) provides to the Secretary of the corporation, within the time period referred to in Section 5, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(B) An Eligible Holder or group of Eligible Holders may submit a nomination in accordance with Section 5 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the corporation’s common stock throughout the three‑year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all share requirements and obligations for an individual Eligible Holder that are set forth in this Section 4, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 4, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Shareholders shall only be deemed to own the shares held by the remaining members of the group.

(C) The “Minimum Number” of shares of the corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the corporation with the SEC prior to the submission of the Nomination Notice.

(D) For purposes of this Section 4, an Eligible Holder “owns” only those outstanding shares of the corporation as to which the Eligible Holder possesses both:

(1) the full voting investment and rights pertaining to the shares; and

(2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares: (i) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (ii) sold short by such Eligible Holder, (iii) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (iv) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.   An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the Board.

(E) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

SECTION 5. NOMINATION NOTICE. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the corporation released its proxy statement for the prior year’s annual meeting, submit to the Secretary of the corporation at the principal executive office of the corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(A) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(B) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member):

(1) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(2) a representation and warranty that the Nominating Shareholder acquired the securities in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;

(3) a representation and warranty that each Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;

(4) a representation and warranty that each Nominee:

(i) does not have any direct or indirect relationship with the corporation that would cause the Nominee to be considered not independent pursuant to the corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the corporation’s shares of common stock are traded;

(ii) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the corporation’s shares of common stock are traded;

(iii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(iv) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision);

(v) is not and has not been subject to any event specified in Rule 506 (d) (1) of Regulations D (or under successor rule under the Securities Act of 1933) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(5) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 4 and has provided evidence of ownership to the extent required by Section 4(A);

(6) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 4 through the date of the annual meeting;

(7) details of any position of a Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the products produced or services provided by the corporation or its affiliates) of the corporation, within the three years preceding the submission of the Nomination Notice;

(8) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv) (or any successor rules) with respect to the annual meeting; other than with respect to the Nominee;

(9) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;

(10) if desired, a Supporting Statement; and

(11) in case of nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination.

(C) An executed agreement, in a form deemed satisfactory by the Board of Directors pursuant to which the Nominating Shareholder (including each group member) agrees:

(1) to comply with all applicable laws, rules and regulations in connection with the nomination and election;

(2) to file any written solicitation or other communication with the corporation’s shareholders relating to one or more of the corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder with the corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(4) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Article IX; and

(5) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 4, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the corporation and any other recipient of such communication (i) of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, or (ii) such failure; and

(D) An executed agreement, in a form deemed satisfactory by the Board of Directors, by each Nominee:

(1) to provide to the corporation such other information and certifications, including completion of the corporation’s director questionnaire, as it may reasonably request;

(2) at the reasonable request of the Nominating and Governance Committee to meet with the Nominating and Governance Committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of Board of Directors.

(3) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the corporation’s Corporate Governance Guidelines and Code of Business Conduct and any other corporation policies and guidelines applicable to directors; and

(4) that the Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation that has not been disclosed to the corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”), in each case that has not been disclosed to the corporation; or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 5 to be provided by the Nominating Shareholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6 (c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 5 (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mailed, received by the Secretary of the corporation.

SECTION 6. EXCEPTIONS.

(A) Notwithstanding anything to the contrary contained in this Article IX, the corporation will omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement), and such nomination shall be disregarded and no vote on such Nominee will occur, and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:

(1) the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Article IX or the Nominating Shareholder withdraws or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Article IX and shall therefore be disregarded;

(2) the Board of Directors, determines that such Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;

(3) the Nominee was nominated for election to the Board of Directors pursuant to this Article IX at one of the corporation’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;

(4) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; the corporation is notified, or the Board of Directors determines, that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements

(5) the corporation is notified, or the Board of Directors determines, that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 4, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Nominee under this Article IX.

(B) Notwithstanding anything to the contrary contained in this Article IX, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors determines that:

(1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

 (2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(3) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE X

RATIFICATION BY SOLE SHAREHOLDER

In accordance with Ohio Revised Code Section 1701.11(B)(10), and except as may be inconsistent with law or the articles of incorporation of the corporation , during such time as the corporation has no more than one holder of common shares, $0.01 par value per share, all actions of the Board of Directors shall require the further ratification of such shareholder before such action shall be deemed to be validly taken.